NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

LIMELIGHT NETWORKS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No. CSW-2	Original Issue Date: April 27, 2021

Limelight Networks, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, AlixPartners, LLP, or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 662,800 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $3.72 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”), at any time and from time to time on or after the date hereof (the “Original Issue Date”) and through and including 8:00 P.M., New York City time, on three-year anniversary of the Original Issue Date (the “Expiration Date”), and subject to the following terms and conditions:

This Warrant (this “Warrant”) is one of a series of similar warrants issued pursuant to that certain Engagement Letter, dated February 5, 2021, by and between the Company and AlixPartners, LLC, as amended on April 27, 2021 by the First Addendum to Engagement Letter 1 (the “Engagement Letter”). All such Warrants are referred to herein, collectively, as the “Warrants.”

1.     Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Engagement Letter.

2.    Registration of Warrants. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.     Registration of Transfers. Subject to compliance with all applicable securities laws, the Company shall register the transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached as Schedule 3 hereto duly completed and signed, to the Company’s transfer agent or to the Company at 1465 North Scottsdale Road, Suite 400 Scottsdale, Arizona 85257 and (x) in compliance with the legend affixed to the face of this Warrant and (y) delivery by the transferee of a written statement to the Company certifying that the transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Upon any such registration or transfer, a new warrant to purchase Common Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall prepare, issue and deliver at its own expense any New Warrant under this Section 3.

4.     Vesting, Exercise and Duration of Warrants.

    (a)     No portion of this Warrant may be exercised until such portion shall have vested and become exercisable.

(b)    Except as set forth below, this Warrant shall be vested and exercisable on the respective dates indicated below:

(i)This Warrant shall initially be unvested and unexercisable.

(ii)This Warrant shall vest and become exercisable in accordance with the Vesting Schedule attached hereto as Schedule 1.

(c)    All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 of this Warrant at any time and from time to time on or after the Original Issue Date and through and including 8:00 P.M. New York City time, on the Expiration Date. At 8:00 P.M., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding.

    (b)    The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 2 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice), and the date on which the last of such items is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

5.     Delivery of Warrant Shares.

    (a)     Upon exercise of this Warrant, the Company shall promptly (but in no event later than two (2) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Registration Statement is not effective and the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), (i) a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends, or (ii) an electronic delivery of the Warrant Shares to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization, unless in the case of clause (i) and (ii) a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective or the Warrant Shares are not freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act, in which case such Holder shall receive a certificate for the Warrant Shares issuable upon such exercise with appropriate restrictive legends. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. If the Warrant Shares are to be issued free of all restrictive legends, the Company shall, upon the written request of the Holder, use its reasonable best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through DTC or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through such a clearing corporation. Upon the written request of Holder, the Company shall take all action necessary for any Warrant Shares issued upon exercise of this Warrant to be, free of any restrictive legend (subject the requirements of Rule 144 under the Securities Act), including, without limitation, taking all action necessary to remove any restrictive legend on such Warrant Shares if such Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 under the Securities Act.

    (b)     To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6.     Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.     Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond, if requested by the Company. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8.     Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be reasonably necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

9.     Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

    (a)    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides its outstanding shares of Common Stock into a larger number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of Common Stock any shares of capital of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.
    (b)     Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph) or (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other cash distribution or other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained therein.
    (c)    Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

    (d)     Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable.

    (e)     Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

    (h)     Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for: (w) any merger or consolidation of the Company with or into another Person, in which the Company is not the survivor or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting securities of the surviving entity, (x) any sale of all or substantially all of its assets or a majority of its Common Stock is acquired by a third party, in each case, in one or a series of related transactions, (y) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all or substantially all of the holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (z) any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”) or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice of such transaction at least twenty (20) calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the U.S. Securities and Exchange Commission pursuant to a Current Report on Form 8-K.

10.     Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds or elect, in its sole discretion, to satisfy its obligation to pay the Exercise Price through a “cashless exercise”, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

            where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is being exercised;

    “A” equals the average of the Closing Sale Prices of the shares of Common Stock (as reported by Bloomberg Financial Markets) for the five (5) consecutive Trading Days ending on the date immediately preceding the Exercise Date; and

“B” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of this Warrant, “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Trading Market for such security, as reported by Bloomberg Financial Markets, or, if such Principal Trading Market begins to operate on an extended hours basis and does not designate the last trade price, then the last trade price of such security prior to 4:00 P.M., New York City time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no last trade price is reported for such security by Bloomberg Financial Markets, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then the Board of Directors of the Company shall use its good faith judgment to determine the fair market value. The Board of Directors’ determination shall be binding upon all parties absent demonstrable error. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period. “Principal Trading Market” means the securities trading market on which the Company’s common stock is primarily listed on and quoted for trading, which, as of the date of this Agreement is the Nasdaq Capital Market.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued (provided that the Commission continues to take the position that such treatment is proper at the time of such exercise).

11.     No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Closing Sale Price) for any such fractional shares.

12.     Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in compliance with the notice provisions set forth in Section 12 of the Engagement Letter.

13.     Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

14.    Holder Status. At the time such Holder was offered the Warrant Shares, it represents and warrants that it was, and at the date hereof it is, and on each date on which it exercises the Warrants Shares it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Holder hereby represents that neither it nor any of its Rule 506(d) Related Parties is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of the Securities Act.

15.    Registration. The Company meets the registration and transaction requirements for use of Form S-3 for the registration and resale of the Warrant Shares and will file a registration statement to register the Warrant Shares as soon as practicable, and no later than 120 days from the Original Issue Date. The Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission (“SEC”) such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective and free from any material misstatement or omission to state a material fact until such time as all such Warrant Shares have been sold pursuant to a registration statement or are otherwise freely tradable.
 16.     Miscellaneous.

(a)No Rights as a Stockholder. The Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
(b)Authorized Shares. (i) The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Trading Market. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
(ii)     Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable

Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.
(iii)     Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
(c)Successors and Assigns.     Subject to compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.
(d)Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of Warrants representing no less than a majority of the Warrant Shares obtainable upon exercise of the Warrants then outstanding.
(e)Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
(f)Governing Law; Jurisdiction.    ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT 1465 NORTH SCOTTSDALE ROAD, SUITE 400 SCOTTSDALE, ARIZONA 85257 AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO

SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.
    (g)     Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

    (h)     Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

LIMELIGHT NETWORKS, INC.
By:	________________________
Name:
Title:

Accepted and agreed:
ALIXPARTNERS, LLP
By:	_________________________
Name:
Title:

SCHEDULE 1

VESTING

1.     Vesting Schedule. For purposes of this Warrant, the term “vest” shall mean with respect to any Warrant Share that such share is eligible to be exercised by the Holder. If Holder would become vested in any fraction of a Warrant Share on any date, such fractional share shall not vest and shall remain ineligible for exercise until Holder becomes vested in the entire share. The Warrant Shares subject to this Warrant shall vest as follows:

    (a)    12.5% of the Warrant Shares shall vest on each of the following dates: June 8, 2021, September 8, 2021, December 8, 2021 and February 28, 2022, provided that Holder is still providing services to the Company under the Engagement Letter.

    (b)    50% of each Warrant Shares will vest based on the following four performance-based metrics (together, “BACR”):
•Net Bookings Revenue
•Average Network Utilization Percentage
•Cost per Gigabyte
•Net Revenue Retention

Warrant Shares will automatically vest as Total BACR is approved by the steering committee formed pursuant to the Engagement Letter (the “Steering Committee”). Total BACR achieved between the thresholds set forth in the table below shall result in a pro-rata amount of Warrant Shares becoming vested, as calculated at the end of each of the four fiscal quarters beginning with the quarter ending June 30, 2021 and ending on the quarter ending March 31, 2022.

Total BACR	% of Warrant Shares Vested
$0	0.0%
$10,000,000	12.5%
$20,000,000	25.0%
$30,000,000	37.5%
$40,000,000	50.0%

For example:
•If the Total BACR is $10,000,000, 12.5% of the Warrant Shares will become vested.
•If Total BACR is $35,000,000 43.75% of the Warrant Shares will become vested.

2.    Certain Definitions.
Total BACR: “Total BACR” is defined as the total of the BACR from the four performance metric initiatives described herein.
Baseline: Each performance metric work has established a baseline (shown below), which has been agreed to by the Company
•New Bookings Revenue Baseline: The Baseline for this metric is $0. Holder will get credit, dollar-for-dollar for any new bookings originated by Holder.
•Average Network Utilization Baseline: The Baseline for this metric is 16.2%. “Average Network Utilization” shall mean the total gigabytes transferred divided by the total gigabytes available to be delivered based on in-service server capacity.
•Cost per Gigabyte Baseline: The Baseline for this metric is $0.0032. “Cost per Gigabyte is calculated based on the total cost of revenue line item report in the Company’s Consolidated Statements of Operations (i.e., all bandwidth and co-location fees, depreciation, payroll and related employee costs, share-based compensation and other costs) divided by the total gigabytes transferred.
•Net Revenue Retention (NRR): The Baseline for this metric will be the revenue associated with all clients (excluding Amazon), as defined by the Limelight’s corporate metric. as of December 31, 2020 (the “Existing Client Baseline”). This client listing will be used to calculate the year-over-year, last-twelve-month NRR achievement.
BACR: “BACR” is defined as the total projected benefit to the Company from the four performance metrics (as compared to the Baselines) as further detailed below:
•New Bookings Revenue: Upon signature of a new contract, Steering Committee approval, or as otherwise agreed to by the Company, Holder will earn dollar-for-dollar credit for the initial contract term (typically 12 months) of new logo revenue generated directly from an Holder referral/introduction.
•For example: If a new two-year contract is signed for $2M in revenue over the two years, Holder will get credit for $2M towards the Total BACR calculation.
•Holder will receive credit for the initial contract term for each customer, even if the period extends past the termination or expiration of this agreement.
•Upon signing a new contract (or as otherwise agreed to by the Company), BACR will be calculated and added to Total BACR using the revenues/fees actually recognized from the referred customer from the full duration of the contract as estimated by the sales team. On a quarterly basis thereafter during Limelight's normal financial close cycle and throughout the term of each such new contract (which may continue after the termination/expiration of this Addendum), actual revenues from each such new contract for that quarter will be calculated. To the extent actual revenues from any such new contract for that quarter exceeds the projected revenues from that new contract for that same quarter, the difference shall be added to the Total BACR calculation.
•Average Network Utilization: For every 10 (basis points) improvement in the Baseline (as measured every quarter), Holder will get $0.5M credit towards the Total BACR calculation
•For example, if Average Network Utilization in the second quarter improved by 1%, Holder will get $5M in credit toward the Total BACR calculation (100bps/10bps * $0.5M)
•Average Network Utilization will be calculated by the Company at the end of each quarter throughout the term of Holder’s engagement with the Company (under this First Addendum or otherwise).
•If Average Network Utilization goes up in Quarter 1, so Holder earns Total BACR, but goes back down the next quarter, Total BACR will not be taken away from Holder but Holder will only earn additional new Total BACR to the extent that Average Network Utilization exceeds the Average Network Utilization from Quarter 1.
•Cost per Gigabyte: Holder will get credit dollar-for-dollar on Cost per Gigabyte improvements (over the Baseline), as measured every quarter, multiplied by the estimated total gigabyte volume over the next 12-month period
•For example, if the Cost per Gigabyte improved by $.0001 in the second quarter, with an estimated volume of 40 million gigabytes, Holder will get $4M in credit toward the Total BACR calculation
•Cost per Gigabyte will be calculated by the Company at the end of each quarter throughout the term of Holder’s engagement with the Company (under this First Addendum or otherwise).
•If the Cost per Gigabyte goes down in Quarter 1, so Holder earns Total BACR, but goes back up the next quarter, Total BACR will not be taken away from Holder but Holder will only earn additional new Total BACR to the extent that Cost per Gigabyte thereafter is lower than the Cost per Gigabyte from Quarter 1.
•Net Revenue Retention (NRR): Holder will get credit dollar-for-dollar on any net revenue retention as compared to the Existing Client Baseline based on a year-over-year, last-twelve-month (or four-quarter) basis. The calculation will be performed on a quarterly basis and incorporated into the Total BACR calculation.
•For example, if the Company’s revenue from the Existing Client Baseline in 1Q 2021 and 1Q 2020 were $232M and $218M, respectively, Holder will get credit of $4M to be applied toward the Total BACR calculation ($232M minus $218M baseline)

•Net revenue retention will be measured for the earlier to occur of March 31, 2022 or the termination of Holder’s engagement in accordance with the terms hereof.
3.    Collaborative Nature and Total BACR Calculation.
(a)    To maximize the value for the Company it is critical that this effort be collaborative.  It is recognized that many of the improvement ideas that will be developed may be known somewhere in the Company.  With the exception of the initiatives explicitly identified by the Company and agreed in writing prior to the start of the engagement to be outside the scope of this engagement, there will be no separation of Company and Holder’s ideas and associated Total BACR.
(b)    At the end of every quarter, initiative summaries on the four performance metrics including Total BACR calculations will be submitted to the Steering Committee for review and approval. The Steering Committee shall meet and review each such initiative summary in good faith and promptly approve the summaries. Upon approval by the Steering Committee, the BACR associated with performance metric initiative will be added to the Total BACR calculation. The Warrant Shares will automatically vest as Total BACR is approved by the Steering Committee or otherwise implemented by the Company. The Company shall process the vesting of any such Warrant Shares with the Company’s transfer agent on at least a quarterly basis (following the regular Steering Committee meetings).

4.    Termination and Acceleration.
(a)    In the event the Engagement Letter is terminated by either party, Holder will have ten (10) business days to present recommended actions and BACR to the Steering Committee to be evaluated promptly in good faith to be approved and included in the Total BACR calculation.
(b)    If the Engagement Letter is terminated by Holder prior to December February 28, 2022 for any reason, all of Holder’s unvested Warrant Shares will be forfeited.
(c)    In addition, the Company shall have a right to terminate the Engagement Letter for convenience with 15 day’s prior notice to Holders. In the event of such a termination for convenience, Holders shall remain entitled to the time-based vesting of Warrant Shares and the vesting of Warrant Shares for any BACR that accrues through the date of termination. In such event, the Steering Committee shall promptly meet and use good faith efforts to calculate the vesting earned by Holders from BACR metrics through such termination date. Notwithstanding the foregoing, any such early termination shall not impact Holder’s accrual of (and related vesting from) Net New Bookings, per the terms above. For clarity, if the initial term for a Net New Booking extends beyond the Warrant Expiration Date, then the Steering Committee will meet no later than 120 days prior to the Warrant Expiration Date to make a good faith estimate as to the reasonably expected revenue through the remaining period of initial term for such Net New Booking and apply such expected revenue to the BACR calculation for Net New Bookings for purposes of vesting.
(d)    Acceleration. Notwithstanding anything contrary herein, immediately prior to the consummation of a Change of Control (as defined below), 50% of the then-unvested Warrant

Shares subject to time-based vesting pursuant to paragraph 1(a) above shall immediately vest, without other action taken by either party, if, prior to February 28, 2022, (i) the Company incurs a Change of Control (as defined below), and (ii) its successor does not assume this Agreement in its entirety.
As used herein, “Change of Control” will mean the occurrence of any of the following events: (a) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (b) the approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities.

SCHEDULE 2

FORM OF EXERCISE NOTICE

[To be executed by the Holder to purchase shares of Common Stock under the Warrant]

Ladies and Gentlemen:

(1)    The undersigned is the Holder of Warrant No. __________ (the “Warrant”) issued by Limelight Networks, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)    The undersigned hereby exercises its right to purchase __________ Warrant Shares pursuant to the Warrant.

(3)    The Holder intends that payment of the Exercise Price shall be made as (check one):

            Cash Exercise

            “Cashless Exercise” under Section 10 of the Warrant

(4)    If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $___________ in immediately available funds to the Company in accordance with the terms of the Warrant.

(5)    Pursuant to this Exercise Notice, the Company shall deliver to the Holder Warrant Shares determined in accordance with the terms of the Warrant.

(6)    The Holder and its Attribution Parties (as defined in the Warrant) together beneficially own an aggregate of ____ shares of Common Stock (as defined in the Warrant), as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the applicable regulations of the Securities and Exchange Commission.

Dated:____________________
Name of Holder: ___________________________
By:__________________________________
Name: _______________________________
Title: _______________________________
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

SCHEDULE 3

FORM OF ASSIGNMENT

[To be completed and executed by the Holder only upon transfer of the Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                              (the “Transferee”) the right represented by the within Warrant to purchase                  shares of Common Stock of Limelight Networks, Inc. (the “Company”) to which the within Warrant relates and appoints                              attorney to transfer said right on the books of the Company with full power of substitution in the premises. In connection therewith, the undersigned represents, warrants, covenants and agrees to and with the Company that:

(a)    the offer and sale of the Warrant contemplated hereby is being made in compliance with Section 4(a)(1) of the United States Securities Act of 1933, as amended (the “Securities Act”) or another valid exemption from the registration requirements of Section 5 of the Securities Act and in compliance with all applicable securities laws of the states of the United States;
(b)    the undersigned has not offered to sell the Warrant by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and any seminar or meeting whose attendees have been invited by any general solicitation or general advertising;
(c)    the undersigned has read the Transferee’s investment letter included herewith, and to its actual knowledge, the statements made therein are true and correct; and
(d)    the undersigned understands that the Company may condition the transfer of the Warrant contemplated hereby upon the delivery to the Company by the undersigned or the Transferee, as the case may be, of a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable securities laws of the states of the United States.

Dated: ____________ ___
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: